Exhibit 10.29

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (the “Second Amendment”) is entered into effective as of October 11, 2006, by and between XELR8 Holdings, Inc., (formerly VitaCube Systems Holdings, Inc.), a Nevada corporation (the “Company”), and John D. Pougnet (the “Employee”).

EXPLANATORY STATEMENT

A.            Company and Employee entered into an Employment Agreement dated September 12, 2005 (the “Employment Agreement”) whereby the Company employed the Employee as its Chief Financial Officer (“CFO”) and entered into an Amendment of Employment Agreement dated July 10, 2006 amending the Employment Agreement.

B.            The Company desires to further amend the Employment Agreement by appointing the Employee as its  Chief Executive Officer in addition to his employment as the Company’s CFO, increasing the Employee’s salary, the grant of stock options to the Employee and to provide for a bonus.

C.            The Company and Employee desire to amend and modify the Employment Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing Explanatory Statement that is made a substantive part of this Second Amendment and the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employment Agreement is hereby amended and modified as follows:

1.             Section 1.1, “Employment” is hereby amended by deleting the first sentence of such section and replacing it with the following:

“ Company agrees to employ Employee as its Chief Financial Officer and as its Chief Executive Officer (“CEO”) until terminated as herein provided.”

2.             Section 1.2, “Time Devoted” is amended by deleting the words “CEO or” in the second sentence of this Section.

3.             Section 1.3 “Duties” is amended by adding the following in the first sentence after “Employee’s duties shall include:” the following:

“management of the day-to-day operations of the Company, general administration of the Company’s business including strategic planning for the Company, supervision and direction of employees and other corporate officers, and all other duties necessary to perform the foregoing responsibilities or assigned to Employee by the board of directors.  Employee will have the authority to perform and execute the necessary actions to implement the operational initiatives set by the Company acting through its board of directors.”

4.                     Section numbered 2, “Term” is hereby amended to read as follows:

“The term of Employee’s employment as CEO pursuant to this Second Amendment shall commence effective as of October 11, 2006 and shall continue to February 1, 2008 (“CEO Amended Term”) and the term of Employee’s employment as CFO pursuant to this Second Amendment shall commence effective as of October 11, 2006 and terminate on December 31, 2008 (the “CFO Amended

Term”). Unless Employee’s employment is terminated earlier as provided in the Agreement, Employee’s employment shall terminate at the end of the CEO Amended Term or CFO Amended Term except that the CEO Amended Term and the CFO Amended Term may be extended by mutual agreement of the parties.”

5.             Section numbered 3.1, “Salary” is hereby amended to read as follows:

“Employee will receive as compensation for all responsibilities a base salary (“Base Salary”) of $127,000 per year. So long as the Employee is employed as the Company’s CEO and CFO, the Base Salary shall increase: (i) to $150,000 per year upon the completion of the Private Placement, (ii) to $14,583/month (1/12 of $175,000) for each month the company is at or above breakeven (defined as when net monthly sales meet or exceed net monthly expenses on a cash basis) and $12,500/month (1/12 of $150,000) for each month the company is below breakeven, and (iii) to $205,000 per year commencing October 1, 2007.

Notwithstanding the foregoing, if a replacement CEO is appointed, the Employee’s salary as CFO shall be $150,000 per year as long as net revenues are above financial breakeven and $175,000 per year after the first month that monthly net sales exceed $900,000. All Base Salary shall be payable according to the salary schedule of Company.  “

6.             Section numbered 3.2 “Stock Options” is hereby amended by the addition of the following at the end of Section numbered 3.2:

“In addition to the foregoing options, the Employee shall receive options (“Additional Options”) to purchase an aggregate of an additional 100,000 shares of Employer’s common stock pursuant to the ISOP at an exercise price equal to the closing price of such shares on the date of the execution of this Second Amendment as set forth below. All such Additional Options shall vest on a pro-rata basis at the end of each month of Employee’s employment beginning March 2007 and ending December 31, 2008 pursuant to this Agreement.”

7.             Section numbered 7.2 “Compensation Upon Termination” is amended by adding the following after the first sentence:

“If the Company terminates this Agreement with cause, Employee shall receive from the Company, as long as Employee does not violate the provisions of Section 8 hereof, severance pay equal to 6 month’s Base Salary, payable in equal monthly installments, for a period of 6 months from the date of termination of employment, and all of Employee’s unvested options will terminate immediately, and all vested options to the extent not exercised shall terminate 90 days from the date of the termination of Employee’s employment with cause.”

8.             Section numbered 7 “Compensation Upon Termination” is further amended by adding the following new subsection:

“7.4         If the Company elects to replace the Employee as CEO during the term of this agreement and the Employee remains as the Company’s CFO but has irreconcilable differences with the new CEO and resigns as CFO due to these irreconcilable differences, the Employee shall be entitled to three (3) month’s severance pay of his Base Salary then in effect upon the following occurring:

a. Employee provides written notice to the Company’s Board of Directors stating the basis for the irreconcilable differences with the CEO and that he is invoking this section of his Employment Agreement.

b. The Company will have two (2) months (“Resolution Period”) to resolve the irreconcilable differences between the CEO and the Employee.

c.  The Company fails to resolve the irreconcilable differences in the sole discretion of the Employee within the Resolution Period and the Employee provides written notice to the Company within five (5) business days of the end of the Resolution Period that he is resigning as CFO due to the unresolved irreconcilable differences with the CEO.

If the Employee resigns pursuant to this Section 7.4 and is entitled to severance pay hereunder, all unvested stock options will be cancelled effective upon such final resignation and the Employee shall have ninety (90) days from such resignation date to exercise his vested options after which period such vested but unexercised options shall be cancelled.”

9.             Any and all other terms and conditions of the Employment Agreement not amended or modified herein shall remain the same and in full force and effect.

Execution Date of this Second Amendment:   March 26, 2007.

Company:	Employee:

XELR8 Holdings, Inc. /s/

/s/Earnest Mathis, Jr.	/s/ John D. Pougnet
Earnest Mathis, Jr., Executive Chairman	John D. Pougnet